EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) made and entered into this 2nd day of November, 2015 by and between CONVERGENT MEDIA SYSTEMS CORPORATION, a Georgia corporation (the “Company”), and Steve Schilling (the “Executive”).

RECITALS:

This Agreement is made with reference to the following facts and objectives:

A. The Company is a wholly-owned subsidiary of Ballantyne Strong, Inc., a Delaware corporation (“BTN”).

B. The Company desires to employ Executive as its President, and the parties desire to enter into this Agreement with respect to such employment.

AGREEMENT:

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and conditions hereinafter set forth.

2. Duties and Services.

2.1 Title and Duties. The Executive shall serve as President of the Company and shall perform such services as may be assigned to him from time to time by the Executive Chairman or the BTN Board of Directors, which services may include serving as an officer of the Company or any subsidiary or affiliate of the Company.

2.2 Time. The Executive shall devote his full business time and attention to the business of the Company and to the promotion of the Company’s best interest, subject to vacations, holidays, normal illnesses and a reasonable amount of time for civic, community and industry affairs. Executive shall at all times comply with Company and BTN policies, including, but not limited to BTN’s Code of Ethics.

2.3 Travel. The Executive shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with Executive’s position with the Company.

3. Term of Employment. The Executive’s employment will be “at-will,” meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause.

4. Compensation.

4.1 Base Salary. For all of the services to be rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary equal to $275,000 (“Base Salary”). The compensation paid hereunder to the Executive shall be paid in accordance with the normal payroll practices of the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee. The Base Salary will be subject to annual review and adjustment by the Executive Chairman and the Compensation Committee of the BTN Board of Directors (“Compensation Committee”) based upon the Executive’s performance.

4.2 Additional Compensation. In addition to the Base Salary set forth in subparagraph 4.1 above, the Company shall pay the Executive additional compensation as set forth below.

4.2.1 Signing Bonus. The Compensation Committee, within thirty (30) days after the date of this Agreement, shall grant to the Executive an option to purchase 30,000 shares of common stock of the Company pursuant to the Company’s 2010 Long Term Incentive Plan, with an exercise price equal to the closing sale price of the common stock on the date of grant as reported by the NYSE MKT. This option will be immediately vested in full upon grant. The option grant shall be evidenced by an Award Agreement under the 2010 Long Term Incentive Plan.

4.2.2 Annual Bonus. Commencing with respect to the Company’s 2016 fiscal year, the Executive will be eligible to receive a bonus in an amount up to $325,000, payable partly in cash and partly through equity awards as determined by the Compensation Committee. The bonus will be subject to the achievement of performance metrics of the Convergent business and the other businesses managed by the Executive during the applicable fiscal year, as determined by the Compensation Committee. Any stock options will be valued based on the Black Scholes option pricing model as determined by the Company’s auditors, and any restricted or unrestricted stock will be value based on the closing price of the Company’s common stock on the date of grant as reported by the NYSE MKT. Any options granted will have an exercise price equal to the closing sale price of the common stock on the date of grant as reported by the NYSE MKT. Any equity award shall be evidenced by an Award Agreement under the 2010 Long Term Incentive Plan.

4.2.3 Long Term Incentive. The Compensation Committee, within thirty (30) days after the date of this Agreement, shall grant to the Executive an option to purchase 100,000 shares of common stock of the Company pursuant to the Company’s 2010 Long Term Incentive Plan, with an exercise price equal to the closing sale price of the common stock on the date of grant as reported by the NYSE MKT. This option will vest as follows: one-fifth of the shares subject to the option shall vest on the first year anniversary of the option grant, and an additional one-twentieth of the shares subject to the option shall vest on the first day of the subsequent quarter during the remaining four years following the date of the first anniversary of the option grant. The option grant shall be evidenced by an Award Agreement under the 2010 Long Term Incentive Plan. The Award Agreement will provide that all unvested options shall vest immediately upon a Change in Control (as defined in the 2010 Long Term Incentive Plan). The Award Agreement will also provide that vesting shall cease upon any termination of the Executive’s employment with the Company, provided that the Executive will have a period of thirty (30) days after such termination to exercise all options that have vested as of the date of termination.

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5. Expenses and Vacation.

5.1 Travel and Entertainment Expense. The Company shall reimburse the Executive for all reasonable and necessary travel and entertainment expenses incurred by Executive in the performance of the Executive’s duties hereunder upon submission of vouchers and receipts evidencing such expenses in accordance with applicable Company policies.

5.2 Vacation. The Executive shall be entitled to vacation during each twelve (12) months of employment in accordance with the applicable Company policy, but in no event less than four (4) weeks per calendar year. All vacations shall be in addition to recognized national holidays. During all vacations, the Executive’s compensation and other benefits as stated herein shall continue to be paid in full. Such vacations shall be taken only at times convenient for the Company, as approved by the Executive Chairman.

6. Company Benefit Programs. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Executive shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of executive employees of the Company, to the extent permitted by such plans and by applicable law, including, but not limited to, (a) profit sharing plan, (b) medical expense insurance program, and (c) pension plan. Nothing in this Agreement shall limit the Company’s right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

7. Restrictive Covenants.

7.1 Need for Protection. Executive acknowledges that, because of his senior executive position with the Company, he has or will develop knowledge of the affairs of BTN and the Company and their relationships with dealers, distributors and customers such that he could do serious damage to the financial welfare of the Company should he compete or assist others in competing with the business of the Company. Consequently, and in consideration of his employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Executive agrees as follows:

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7.2 Confidential Information.

7.2.1 Non-disclosure. Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, the Executive agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge or data of the Company or BTN which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods, distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know-how of the Company or BTN.

7.2.2 Return of Records. All records, documents, software, computer disks and any other form of information relating to the business of the Company or BTN, which are or were prepared or created by the Executive, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall immediately be returned to or, as the case may be, shall remain in the possession of the Company, as of the termination of the Executive’s employment with the Company.

7.3 Covenant Not to Compete. During the Executive’s employment and for a period of one (1) year thereafter, the Executive agrees that he will not participate in or finance, directly or indirectly, for himself or on behalf of any third party, anywhere in the world, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is directly competitive with the business of the Company or BTN, as conducted at any time during the twelve-month period prior to the time in question. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, provided that the Executive’s involvement with any such company is solely that of a passive security holder and the Executive discloses such ownership in advance to the BTN Board of Directors, shall not constitute a violation of this paragraph.

7.4 Covenant Not to Solicit. The Executive agrees that he will not, during the Executive’s employment and for a period of one (1) year thereafter:

(b) directly or indirectly, request or advise any of the customers, distributors or dealers of the Company or BTN to terminate or curtail their business with BTN or the Company, or to patronize another business which is in competition with BTN or the Company; or

(c) directly or indirectly, on behalf of himself or any other person or entity, request, advise or solicit any employee of BTN or the Company to leave such employment for any reason.

7.5 Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 7 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

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7.6 Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section 7 will be inadequate, and that BTN and Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting BTN or the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.

8. Inventions and Discoveries. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, all of Executive’s right, title and interest in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof which relate to the products and services provided by the Company or BTN or which otherwise relate or pertain to the business, functions or operations of the Company or BTN. The Executive agrees to communicate promptly and to disclose to the Company in such form as the Executive may be required to do so, all information, details and data pertaining to such inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

9. Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Survival of Obligations. All obligations of the Company and the Executive that by their nature involve performance, in any particular, after the termination of the Executive’s employment or the term of this Agreement, or that cannot be ascertained to have been fully performed until after the termination of Executive’s employment or the term of this Agreement, will survive the expiration or termination of the term of this Agreement.

11. Officer Resignation. Upon termination of his employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from any corporate office held with the Company, BTN or any of their subsidiaries or affiliates.

12. Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

12.1 Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

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12.2 Construction of Agreement. This Agreement supercedes any oral or written agreements between the Executive and the Company and any oral representations by the Company to the Executive with respect to the subject matter of this Agreement.

12.3 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Georgia.

12.4 Severability. If any one or more of the provisions of this Agreement, including but not limited to Section 7 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

12.6 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

12.7 Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 12.7, except that notice of change of address will be effective only upon receipt.

If to Company:	Convergent Media Systems Corporation
C/O Ballantyne Strong, Inc.
13710 FNB Parkway, Suite 400
Omaha, NE 68154
ATTN: Executive Chairman

If to Executive:	At the address for the Executive most recently on file with the Company.

12.8 Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[signatures follow on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

CONVERGENT MEDIA SYSTEMS CORPORATION

By:	/s/ D. Kyle Cerminara
Name:	D. Kyle Cerminara
Title:	Executive Chairman, Ballantyne Strong, Inc.

EXECUTIVE

/s/ Steve Schilling

Print Name:	Steve Schilling

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